UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2008

FOSSIL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-19848	75-2018505
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

2280 N. Greenville Avenue
Richardson, Texas		75082
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (972) 234-2525.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01   Other Events.

On November 21, 2008, Kosta N. Kartsotis, Chief Executive Officer of Fossil, Inc. (the “Company), commenced a limited open market sale of his Fossil, Inc. common stock holdings (“Fossil Holdings”) for financial planning purposes.  Mr. Kartsotis indicated he intends to sell up to 2.15 million shares of the Company’s common stock, representing 22.5% of his Fossil Holdings and 3.2% of the Company’s total outstanding common stock.  As of today, Mr. Kartsotis has sold 1.15 million shares of the possible 2.15 million shares he intends to sell. Should Mr. Kartsotis sell 2.15 million shares of the Company’s common stock, his remaining Fossil Holdings would represent approximately 11% of the outstanding shares of the Company.  Mr. Kartsotis intends to sell the shares in open market transactions over the next few weeks. Mr. Kartsotis stated, “As a result of volatility in the overall market, rather than risk a required sale of a portion of my Fossil Holdings to satisfy collateral positions on brokerage accounts I’ve utilized in the past to diversify my holdings and to purchase additional shares of the Company’s common stock, I am selling a portion of my holdings to reduce debt in those accounts.”  Mr. Kartsotis may enter into a 10b5-1 sales plan to sell a portion of the 2.15 million shares.

The information in this Current Report is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and is not incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference to this Current Report in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	November 25, 2008

FOSSIL, INC.

		By:	/s/ Mike L. Kovar
Mike L. Kovar
Executive Vice President and Chief Financial Officer